EXHIBIT 20

                          NEWS RELEASE

Immediate

Gerald J. Sweda

(414) 636-1361



Modine board elects new director


     RACINE, Wis., Sept. 22, 1999 - The Modine Manufacturing Company (Nasdaq: MODI) Board of Directors has elected Frank P. Incropera to serve as a new director of the corporation with a term to expire in 2002. This expands the number of board members to ten.

     Incropera was named the McCloskey dean of the University of Notre Dame's College of Engineering in 1998 after serving as the Head of the School of Mechanical Engineering at Purdue
University.

     He received his B.S. degree from the Massachusetts Institute of Technology and his M.S. and Ph.D. degrees from Stanford
University, all in mechanical engineering. The recipient of numerous academic and professional awards, he is the author or coauthor of nine books and more than 200 archival journal articles.

     Modine is a world leader at solving heating and cooling problems in vehicles, buildings, and off-highway and industrial equipment. Modine has annualized sales of more than $1 billion and has 9,000 employees worldwide.

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